Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

dated as of June 27, 2011

to that certain

INDENTURE dated as of May 22, 2003

between

VALASSIS COMMUNICATIONS, INC.

as Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

relating to the Issuer’s

Senior Secured Convertible Notes Due 2033

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of June 27, 2011 (this “Supplement”), is entered into between Valassis Communications, Inc., a Delaware corporation (the “Company”), having its principal office at 19975 Victor Parkway, Livonia, Michigan 48152, and The Bank of New York Mellon Trust Company, N.A., formerly known as BNY Midwest Trust Company, an Illinois trust company, as Trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture (as hereinafter defined).

WITNESSETH

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of May 22, 2003, as supplemented by the First Supplemental Indenture, dated as of March 2, 2007, between the Company and the Trustee (the “Indenture”) pursuant to which the Company has issued Senior Secured Convertible Notes due 2033 (the “Notes”);

WHEREAS, as of even date herewith, the Company has entered into a Credit Agreement, among the Company, the various banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint bookrunners and joint lead arrangers (as the same may be amended, supplemented or modified from time to time, the “2011 Credit Agreement”);

WHEREAS, the 2011 Credit Agreement requires that the Company’s obligations under the 2011 Credit Agreement and related documents be secured by certain assets of the Company and its Subsidiaries;

WHEREAS, in accordance with Section 4.09 of the Indenture, the Company desires to secure the Notes on a pari passu basis with such secured Indebtedness;

WHEREAS, the Company, the Security Administrative Agent (as defined below) and the 2011 Subsidiary Grantors (as defined below) have executed and delivered to the Trustee or the Security Administrative Agent, as applicable, the 2011 Security Documents (as defined below) necessary to secure the Notes;

WHEREAS, Section 10.01(f) of the Indenture authorizes the Company and the Trustee, without the consent of any Holder, to amend the Indenture for the purpose of securing the Notes;

WHEREAS, the Company, by appropriate corporate action, has determined to supplement the Indenture in the manner described below, and all acts or proceedings necessary to authorize and constitute this Supplement a valid and binding agreement, in accordance with the terms hereof, have been done and taken; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplement and the Guarantee and Collateral Agreement (as defined below).

NOW, THEREFORE, the Company and the Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the equal and proportionate benefit of all Holders, hereby join in the execution and delivery of this Supplement in order to supplement the Indenture as follows:

ARTICLE I

AMENDMENT

Section 1.1 Article I (Definitions) of the Indenture is hereby amended to add the following definitions in alphabetical order:

“2011 Collateral” means all property of the Company and the 2011 Subsidiary Grantors, now owned or hereafter acquired, upon which a Lien is purported to be created by any of the 2011 Security Documents.

“2011 Credit Agreement” means that certain Credit Agreement, dated as of June 27, 2011, by and among Company, the various banks and other financial institutions or entities from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint bookrunners and joint lead arrangers, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“2011 Mortgages” means each of the mortgages and deeds of trust made by the Company or any of the 2011 Subsidiary Grantors in favor of, or for the benefit of, the Security Administrative Agent on behalf of the Secured Credit Parties, in form and substance reasonably acceptable to the Security Administrative Agent.

“2011 Security Documents” means collectively the Guarantee and Collateral Agreement, the 2011 Mortgages and all other security documents executed and delivered on or after the Closing Date (as defined in the 2011 Credit Agreement) in respect of the granting of a Lien on any property of the Company or the 2011 Subsidiary Grantors to secure the obligations and liabilities of the Company under this Indenture or the Notes.

“2011 Subsidiary Grantors” means each U.S. Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement on or after the Closing Date (as defined in the 2011 Credit Agreement).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of June 27, 2011, by and among the Security Administrative Agent, the Company, and the 2011 Subsidiary Grantors and acknowledged and agreed to by JPMorgan Chase Bank, N.A., as administrative agent for the lenders to the 2011 Credit Agreement and the Trustee, on behalf of the Holders, substantially in the form attached hereto as Exhibit I.

“Secured Credit Parties” has the meaning set forth in the Guarantee and Collateral Agreement.

“Security Administrative Agent” means JPMorgan Chase Bank, N.A., as administrative agent for the Secured Credit Parties or such other Person that becomes administrative agent for the Secured Credit Parties pursuant to the terms of the Guarantee and Collateral Agreement.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States or any political subdivision or territory thereof.

Section 1.2 New Section 15.02 in Article 15 (Security Arrangements) of the Indenture is hereby created, and Section 15.02 shall read as follows:

“Section 15.02. On the terms and subject to the conditions set forth in the 2011 Security Documents, the payment and performance of the obligations of the Company under this Indenture and the Notes issued hereunder are secured, or will be secured, by the 2011 Collateral and have, or will have, the benefit of the 2011 Security Documents executed by the Company and each 2011 Subsidiary Grantor. The 2011 Collateral has been pledged, or will be pledged, to the Security Administrative Agent on the terms and subject to the conditions set forth in the 2011 Security Documents for the equal and ratable benefit of the Secured Credit Parties. In addition to all other rights and remedies available to the Trustee and the Holders under the Indenture or at law or in equity, subject to the terms and provisions of the Guarantee and Collateral Agreement, the Trustee, on its own behalf and for the benefit of the Holders, and/or the Holders of at least 25% in Principal Amount at Maturity of the Outstanding Notes, are authorized to enforce the 2011 Security Documents pursuant to their respective terms and provisions. For purposes of clarification, on the Closing Date (as defined in the 2011 Credit Agreement), all of the Liens (as defined in the Credit Agreement) on the Collateral shall be terminated, re-conveyed or released and the provisions of Section 15.01 shall be of no further effect.”

ARTICLE II

ACKNOWLEDGEMENT OF THE TRUSTEE

Section 2.1 Trustee Acknowledgment. The Company hereby requests that the Trustee execute and deliver (a) this Supplement and the Guarantee and Collateral Agreement, and (b) accept and agree to the 2011 Security Documents for the benefit and on behalf of itself and the Holders. The Trustee acknowledges receipt of (i) counterparts of the Guarantee and Collateral Agreement executed by all parties thereto and (ii) the resolutions of the board of directors (or equivalent governing body or authorized committee thereof) of the Company and each of the 2011 Subsidiary Grantors, as certified by the Secretary or Assistant Secretary of the Company and each of the 2011 Subsidiary Grantors, respectively.

ARTICLE III

MISCELLANEOUS

Section 3.1 Effectiveness and Effect.

Upon execution hereof by the Company and the Trustee, this Supplement shall become effective. The provisions set forth in this Supplement shall be deemed to be, and shall be construed as part of, the Indenture. All references to the Indenture in the Indenture or in any other agreement, document or instrument delivered in connection therewith or pursuant thereto shall be deemed to refer to the Indenture as amended by this Supplement. The Indenture shall remain in full force and effect as modified by this Supplement.

Section 3.2 Counterparts.

This Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

Section 3.3 Governing Law.

This Supplement shall be governed by and construed in accordance with the laws of the state of New York, as applied to contracts made and performed within the state of New York.

Section 3.4 Trustee.

The Trustee makes no representations as to the validity or sufficiency of this Supplement. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ted Mosterd
Name:	Ted Mosterd
Title:	Associate

EXHIBIT I

GUARANTEE AND COLLATERAL AGREEMENT

[See attached]